Exhibit 99.1

   EDUCATION MANAGEMENT CORPORATION REPORTS FISCAL 2005 THIRD QUARTER RESULTS

    PITTSBURGH, May 4 /PRNewswire-FirstCall/ -- Education Management Corporation (Nasdaq: EDMC) today reported its financial results for the third quarter ended March 31, 2005. For the quarter, net revenues increased 16.8% over the prior year period to $274.6 million and net income grew 34.5% to $34.2 million, or $0.45 cents per diluted share.

    John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "We are reporting better than expected financial results for the third fiscal quarter. In addition, the adjustments made to marketing and admissions over the last six months are having a positive impact on our enrollment trends, with student enrollment up 12.3% at the start of the fourth quarter. We remain confident in our ability to deliver double digit enrollment growth long-term and we are raising our fiscal 2005 EPS guidance to $1.33 per share."

    Financial highlights:

     - Net revenues for the three months ended March 31, 2005 increased 16.8% to $274.6 million, compared to $235.2 million for the same period a year ago, primarily resulting from a 12.1% increase in total student enrollment and an approximate 6% increase in average tuition rates. Total enrollment at the start of the third quarter of fiscal 2005 was 66,103 students compared to 58,950 students for the same period last year.

     - Income before interest and taxes (operating income) for the third quarter rose 24.2% to $55.5 million from $44.7 million for the same period a year ago. The Company's consolidated operating income margin increased 120 basis points year over year in the third quarter due in part to greater operating leverage and the timing of certain advertising expenses. For the third quarter, the impact on marketing and admissions expense due to a change in the Company's prior interim accounting policy was negligible.

     - The effective tax rate for the 2005 fiscal third quarter was 38.6%, down from 42.3% in the comparable prior year period. The decrease in the rate over the prior period was primarily due to our improved operating results in Canada and a favorable return-to-provision for the fiscal year 2004 tax returns filed during the fiscal 2005 third quarter.

     - During the third quarter of fiscal 2005, the Company initiated a review of all of its current real estate operating leases and determined that its previous method of accounting for landlord incentives or allowances was not in accordance with recent guidance issued by the Securities and Exchange Commission. As a result, in the fiscal third quarter the Company recorded additional leasehold improvements (net of accumulated amortization) and deferred rent in its balance sheet of $35.7 million and recorded a pre-tax non-cash cumulative increase to expense of $3.8 million related to the incremental amortization of these landlord incentives. This charge is reflected in operating income for the third quarter of fiscal 2005.

     - The Company recorded an impairment charge of $738,000 against certain fixed assets in Canada during the third quarter of fiscal 2005.

     - At March 31, 2005, the Company had cash and cash equivalents of $177.1 million and no borrowings on its revolving credit facility. Cash flow from operations for the nine-month period ended March 31, 2005 was $256.6 million compared to $204.5 million in the prior year period. Days sales outstanding (DSO) in receivables based on quarterly revenues decreased from 18.8 to 17.9 days at March 31, 2005 as compared to the same period last year.

     - Capital expenditures for the three- and nine- month periods ended March 31, 2005 totaled $27.6 million and $68.1 million, respectively, compared to $20.0 million and $65.7 million in last year's comparable periods. Capital expenditures for the third quarter of fiscal 2005 include $14.6 million of landlord reimbursements for tenant improvements due to the Company's revised lease-related accounting.

    Student Enrollment
    At the start of the current spring quarter (fourth quarter of fiscal 2005), total enrollment at EDMC's schools was 64,179 students, a 12.3% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 11.8% to 63,872 students. Students taking 100% of their coursework online increased 85.7% to 3,082 students.

                                      2005         2004          %
                                     Spring       Spring       Change
                                     ------       ------       ------
    Total enrollment                 64,179       57,141       12.3%
    Same-school enrollment
     (owned for 1 year or more)      63,872       57,141       11.8%

    Students taking 100% of
     their coursework online          3,082        1,660       85.7%

    The Company's quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations. The seasonality of the Company's business has decreased over the last several years due to an increased percentage of students at the Company's schools enrolling in bachelor's and graduate degree programs.

    Business Outlook
    For the fourth quarter the Company estimates revenue growth of over 18% from the prior year period and diluted EPS of $0.24. For the fourth quarter, the Company anticipates an effective tax rate of 40.5%. Fiscal 2005 capital spending is projected at approximately 9.0% of annual revenues, excluding the impact of the $14.6 million cumulative adjustment for lease accounting discussed above.

    Conference Call with Management
    Education Management will host a conference call to discuss its fiscal 2005 third quarter results on Thursday, May 5, 2005 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2194 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com .

    Education Management Corporation ( www.edmc.com ) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. EDMC has 70 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years.

    This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of EDMC are not necessarily indicative of its future results. EDMC does not undertake any obligation to update any forward-looking statements.


                       EDUCATION MANAGEMENT CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (Dollars in thousands, except per share amounts)

                                      For the three months  For the nine months
                                         ended March 31,      ended March 31,
                                      --------------------  --------------------
                                           (unaudited)         (unaudited)
                                         2005      2004        2005      2004
                                      ---------  ---------  ---------  ---------
   Net revenues                       $ 274,599  $ 235,150  $ 764,001  $ 637,106

   Costs and expenses:
      Educational services*             166,605    142,112    474,842    401,413
      General and administrative         50,880     46,439    149,041    123,295
      Amortization of
       intangible assets                  1,647      1,931      5,070      5,193
                                        219,132    190,482    628,953    529,901

   Income before interest and taxes      55,467     44,668    135,048    107,205
      Interest expense, net                (276)       583        707      2,093

   Income before income taxes            55,743     44,085    134,341    105,112
      Provision for income taxes         21,517     18,638     52,382     43,007

   Net income                         $  34,226  $  25,447  $  81,959  $  62,105

   Diluted earnings per share         $   0.45   $    0.34  $    1.09  $    0.83

   Weighted average number of diluted
    shares outstanding (000's):          75,718     75,493     75,237     74,549

    Selected Cash Flow Data*:

                                     For the three months  For the nine months
                                        ended March 31,       ended March 31,
                                     --------------------  --------------------
                                          (unaudited)           (unaudited)
                                        2005      2004       2005       2004
                                     ---------  ---------  ---------  ---------
    Net cash flows from
     operations                      $ 176,031  $ 137,374  $ 256,576  $ 204,486
    Capital expenditures               (27,564)   (19,971)   (68,139)   (65,692)
    Depreciation and amortization       36,137     14,596     64,888     40,321


    Selected Consolidated Balance Sheet Data:
                                                       As of March 31,
                                                    --------------------
                                                         (unaudited)
                                                       2005       2004
                                                    ---------   --------
    Cash and cash equivalents                       $ 177,094   $ 44,112
    Receivables, net                                   54,533     49,251
    Current assets                                    269,102    132,664
    Total assets*                                     945,363    749,627
    Current liabilities                               259,543    236,957
    Long-term debt (including current portion)          5,412      3,482
    Shareholders' investment                          627,485    501,158

    *Includes the effect of lease accounting adjustments for the current periods.

    Certain amounts from prior periods have been reclassified to conform with the current presentation.

     COMPANY CONTACTS:
     Robert McDowell
     Executive Vice President and Chief Financial Officer
     (412) 562-0900
     James Sober, CFA
     Vice President, Finance
     (412) 995-7684

SOURCE  Education Management Corporation
    -0-                             05/04/2005
    /CONTACT: Robert McDowell, Executive Vice President and Chief Financial Officer, +1-412-562-0900, or James Sober, CFA, Vice President, Finance, +1-412-995-7684, both of Education Management Corporation/
    /Web site: http://www.edmc.com /